As filed with the Securities and Exchange Commission on December 2, 2013
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VONAGE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	11-3547680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23 Main Street Holmdel, New Jersey	7733
(Address of principal executive offices)	(Zip Code)

Vonage Holdings Corp. 2001 Stock Incentive Plan
Vonage Holdings Corp. 2006 Incentive Plan
(Full title of the plan)

Kurt M. Rogers
Chief Legal Officer
Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
(Name and address of agent for service)
(732) 528-2600
(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
____________________
This Amendment No. 2 is being filed to reflect that the number of shares of common stock, par value $0.001 per share, of Vonage Holdings Corp. covered by this Registration Statement is increased from 67,456,871 to 78,456,871.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price(2) per share(2)	Proposed maximum aggregate(2) offering price	Amount of registration fee
Common Stock, par value $0.001 per share	11,000,000 shares	$3.245	$35,695,000	$4,597.52

(1)
This amendment to the Registrant’s Registration Statement on Form S-8 (File No. 333-136227) covers an additional 11,000,000 shares (the “Additional Shares”) of common stock, par value $0.001 per share (“Common Stock”) of Vonage Holdings Corp. (the “Registrant”) for offer or sale under the Registrant’s 2006 Incentive Plan (the “2006 Plan”). An aggregate of 78,456,871 shares of the Registrant’s Common Stock have been or may be issued under the 2006 Plan. Of the 78,456,871 shares, 67,456,871 shares were previously registered (the “Previously Registered Shares”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Registrant’s Registration Statement on Form S-8 (File No. 333-136227), as amended by amendment no. 1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-136227). The registration fee for the Additional Shares is $4,597.52. The Registrant previously paid the registration fee for the Previously Registered Shares. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for purposes of computing the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Registrant’s common stock on November 25, 2013 as quoted on the New York Stock Exchange.

EXPLANATORY NOTE

Vonage Holdings Corp. (the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-136227), as amended by Amendment No. 1 to the Registration Statement on Form S-8 (“Amendment No. 1”, and as so amended, the “Prior Registration Statement”), relating to the Registrant’s 2001 Stock Incentive Plan (the “2001 Plan”) and the Registrant’s 2006 Incentive Plan (the “2006 Plan”). Under the Prior Registration Statement, the Registrant registered an aggregate of 67,456,871 shares of common stock, par value $0.001 per share (“Common Stock”) to be offered and sold under the 2001 Plan or the 2006 Plan, as applicable.

This Amendment No. 2 to Registration Statement on Form S-8 (this “Amendment No. 2”) is filed pursuant to General Instruction E of Form S-8 and relates to the Prior Registration Statement. Except for the changes set forth herein, the contents of the Prior Registration Statement, including each of the documents filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein. In addition, all exhibits required by General Instruction E of Form S-8 are filed as exhibits hereto.

The Board of Directors approved an amendment and restatement (the “Amendment”) to the 2006 Plan to increase the number of shares available for the grant of awards under the 2006 Plan. The Amendment was subject to stockholder approval. On June 6, 2013, the Amendment was approved by stockholders at the Registrant’s annual meeting of stockholders. The Registrant has filed this Amendment No. 2 to the Registrant’s Prior Registration Statement to register under the Securities Act of 1933, as amended, the offer and sale pursuant to the 2006 Plan of an additional 11,000,000 shares of Common Stock not previously registered. Following this amendment, an aggregate of 78,456,871 shares of Common Stock will be registered under this Registration Statement on Form S-8, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See Exhibit Index.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holmdel, State of New Jersey, on December 2, 2013.

VONAGE HOLDINGS CORP.

By _/s/ David T. Pearson___________________
David T. Pearson
Chief Financial Officer, and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt M. Rogers, Henry Pickens and Randy Rutherford, signing singly, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant indicated, on the dates indicated.

Signature	Title	Date

/s/ Marc P. Lefar_________________________ Marc P. Lefar	Director and Chief Executive Officer (Principal Executive Officer)	November 29, 2013

/s/ David T. Pearson______________________ David T. Pearson	Chief Financial Officer, and Treasurer (Principal Financial Officer and Accounting Officer)	November 29, 2013

/s/ Jeffrey A. Citron___________________ Jeffrey A. Citron	Director, Chairman	November 29, 2013
/s/ Morton David_______________________ Morton David	Director	November 29, 2013

/s/ Stephen Fisher__________________ Stephen Fisher	Director	November 29, 2013

/s/ Michael Krupka______________________ Michael Krupka	Director	November 29, 2013

/s/ Jeffrey J. Misner_________________ Jeffrey J. Misner	Director	November 29, 2013

/s/ David. C. Nagel_____________________ David. C. Nagel	Director	November 29, 2013
/s/ Joseph M. Redling_____________________ Joseph M. Redling	Director	November 29, 2013

/s/ John J. Roberts_______________________ John J. Roberts	Director	November 29, 2013

/s/ Margaret Smyth______________________ Margaret Smyth	Director	November 29, 2013

/s/ Carl Sparks_______________________ Carl Sparks	Director	November 29, 2013

EXHIBIT INDEX

Exhibit No.                    Description

4.1
Restated Certificate of Incorporation of Vonage Holdings Corp. (previously filed as Exhibit 3.1 to Vonage Holdings Corp.’s Quarterly Report on Form 10-Q (File No. 001-32887) filed with the Commission on August 4, 2006, and incorporated herein by reference).

4.2
Second Amended and Restated By-laws of Vonage Holdings Corp. (previously filed as Exhibit 3.1 to Vonage Holding Corp.’s Current Report on Form 8-K (File No. 001-32887) filed with the Commission on August 4, 2008 and incorporated herein by reference).

4.3
Form of Certificate of Vonage Holdings Corp. Common Stock (previously filed as Exhibit 4.1 to Amendment No. 5 to Vonage Holdings Corp.’s Registration Statement on Form S-1 (Registration No. 333-131659) filed with the Commission on May 8, 2006, and incorporated herein by reference).

4.4
Tax Benefits Preservation Plan, dated as of June 7, 2012, by and between Vonage Holdings Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the form of Certificate of Designation of the Company's Series A Participating Preferred Stock and as Exhibit B the forms of Right Certificate and of Election to Purchase. (filed with the Commission on August 1, 2012 as Exhibit 4.1 to Vonage Holding Corp.’s Quarterly Report on Form 10-Q (File No. 001-32887), and incorporated herein by reference.)

4.5
2001 Stock Incentive Plan of Vonage Holdings Corp. (previously filed as Exhibit 10.1 to Amendment No. 1 to Vonage Holdings Corp.’s Registration Statement on Form S-1 (Registration No. 333-131659) filed with the Commission on April 7, 2006, and incorporated herein by reference).

4.6
Vonage Holdings Corp. Amended and Restated 2006 Incentive Plan (effective as of June 6, 2013) (filed as Exhibit 10.1 to the Registrant’s Form 8-K dated June 6, 2013 and incorporated herein by reference)

5.1*         Opinion of Chief Legal Officer

23.1*         Consent of BDO USA, LLP

24*         Power of Attorney (included on signature pages of this Registration Statement)
_________________
* Filed herewith.